Exhibit 99.1

Best Buy Reports Fiscal First Quarter Results

Improved sales performance delivered 1.4 percent revenue growth

Share repurchases exceeded $500 million during the quarter

Company’s full year guidance outlook unchanged

Fiscal First Quarter Financial Summary

	Three Months Ended
(U.S. dollars in millions, except per share amounts)	May 28, 2011	May 29, 2010	Change YOY
Revenue	$10,940	$10,787	1%
Gross profit	$2,768	$2,793	(1)%
SG&A	$2,484	$2,480	0%
Operating income	$282	$313	(10)%
Diluted EPS	$0.35	$0.36	(3)%
Key Metrics:
Comparable store sales % change[1]	(1.7)%	2.8%
Gross profit as % of revenue	25.3%	25.9%
SG&A as % of revenue	22.7%	23.0%
Operating income as % of revenue	2.6%	2.9%

Fiscal First Quarter Highlights

•                  Strong Domestic mobile phones comparable store sales growth of 28 percent

•                  Domestic online revenue growth of 12 percent

•                  Domestic connections growth of 20 percent

•                  International segment operating income increased significantly year-over-year to $48 million

•                  Operating cash flow increased to $1.3 billion, an increase of $1.2 billion over the prior-year period

•                  Share repurchases totaled $505 million (16.6 million shares)

MINNEAPOLIS, June 14, 2011 — Best Buy Co., Inc. (NYSE: BBY), a leading multi-channel global retailer and developer of technology products and services, today reported net earnings of $136 million, or $0.35 per diluted share, for its fiscal first quarter ended May 28, 2011, compared with $155 million, or $0.36 per diluted share, for the prior-year period.

“I’d like to thank our employees around the world for their continued efforts to serve our customers and focus on profitable returns for our shareholders,” said Brian J. Dunn, CEO of Best Buy. “We’re pleased that our actions improved sales trends within the quarter, with continued double-digit growth online and strong growth of mobile phones and connections. We also made progress on our goal of enhancing returns by continuing strong share repurchasing activity.”

Revenue

	Three Months ended May 28, 2011			Prior-Year Period
($millions)	Revenue	Change YOY	Comp. Store Sales	Comp. Store Sales
Domestic	$7,859	(0.8)%	(2.4)%	1.9%
International	3,081	7.6%	0.4%	6.3%
Total	$10,940	1.4%	(1.7)%	2.8%

Total Company revenue was $10.9 billion during the quarter, representing a revenue increase of 1.4 percent and included a modest comparable store sales decline of 1.7 percent versus the prior-year period. Within the Domestic segment, areas of comparable store sales growth included mobile phones, mobile computing (including tablets), eReaders, appliances and services. The online channel was key in driving growth, delivering a 12 percent revenue increase in the Domestic segment during the quarter. These sales gains were offset by declines in television, digital imaging, and physical media. Growth in the International segment was led by the continued strong performance of the Five Star business in China, which delivered comparable store sales gains during the period, while Europe and Canada each had modest comparable store sales declines.

Gross Profit

	Three Months ended May 28, 2011
($millions)	Gross Profit	Change YOY	% of Revenue
Domestic	$1,970	(3)%	25.1%
International	798	6%	25.9%
Total	$2,768	(1)%	25.3%

Total Company gross profit dollars declined 1 percent during the quarter, with the Domestic segment gross profit declining 3 percent, largely offset by International segment growth of 6 percent. The Domestic segment gross profit dollar decline was primarily driven by a rate decline of 60 basis points. The primary factors influencing the rate included: increased promotions to drive improved revenue, industry-wide product supply interruptions of digital imaging products due to the events in Japan, higher transportation costs, and the impact of lapping a large annual vendor rebate that occurred in fiscal first quarter 2011. Partially offsetting these factors was the continued favorable mix impact from the strong growth of mobile phones. The International segment gross profit dollar growth of 6 percent during the quarter was driven by revenue and rate strength in the Five Star business, as well as rate improvements in Canada.

Selling, General and Administrative expenses (“SG&A”)

	Three Months ended May 28, 2011
($millions)	SG&A	Change YOY	% of Revenue
Domestic	$1,736	(0)%	22.1%
International	748	1%	24.3%
Total	$2,484	0%	22.7%

Total Company SG&A spending was essentially flat during the quarter, as the net addition of new stores over the past 12 months was offset by timing of project-related costs. SG&A rate improved 30 basis points versus the prior-year period, as the International segment delivered rate improvement of 150 basis points due to cost savings on the European business and the Domestic segment rate was unfavorable 10 basis points.

Operating Income

	Three Months ended May 28, 2011
($millions)	Op. Income	Change YOY	% of Revenue
Domestic	$234	(21)%	3.0%
International	48	220%	1.5%
Total	$282	(10)%	2.6%

Share Repurchases, Dividend, and Operating Cash Flow

During the first quarter of fiscal 2012, the Company repurchased $505 million, or 16.6 million shares of its common stock at an average price of $30.43 per share. The Company has approximately $800 million remaining capacity under its existing share repurchase authorization as of the end of the fiscal first quarter. On May 5, 2011, the Company paid a dividend of $0.15 per common share outstanding, or $58 million in the aggregate. As anticipated and noted within the Company’s fiscal 2011 fourth quarter earnings release, operating cash flow for the first fiscal quarter improved significantly, totaling $1.3 billion versus $169 million in the prior-year period, primarily driven by the timing of several working capital items.

Company Affirms Fiscal 2012 Annual Guidance

The Company reiterated its fiscal 2012 outlook, including its annual net earnings per diluted share guidance of $3.28 to $3.53 and adjusted net earnings per diluted share of $3.30 to $3.55 as provided on March 24, 2011. As stated on March 24, 2011, adjusted diluted EPS guidance excludes the impact of the previously announced restructuring charges and fiscal 2012 share repurchases. The Company expects revenue towards the higher end of its guided range of $51.0 to $52.5 billion. The Company also noted that it continues to expect annual operating income dollars of flat to growth of 7 percent, and expects that first half operating income dollars will be in line with its original expectations. More details regarding Best Buy’s fiscal 2012 guidance is available on the Company’s Web site at www.investors.bestbuy.com.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on June 14, 2011. The call is expected to be available on its Web site www.investors.bestbuy.com both live and after the call. More details regarding historical store counts and square footage are available on the Company’s Web site at www.investors.bestbuy.com.

1 Best Buy’s comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as  revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the Company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 25, 2011. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE: BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 180,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com.

Investor Contacts:

Bill Seymour, Vice President, Investor Relations

(612) 291-6122 or  bill.seymour@bestbuy.com

Adam Hauser, Director, Investor Relations

(612) 291-4446 or  adam.hauser@bestbuy.com

Mollie O’Brien, Director, Investor Relations

(612) 291-7735 or  mollie.obrien@bestbuy.com

Media Contacts:

Susan Busch, Senior Director, Public Relations

(612) 291-6114 or  susan.busch@bestbuy.com

Lisa Hawks, Director, Public Relations

(612) 291-6150 or  lisa.hawks@bestbuy.com

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2011	May 29,2010
Revenue	$10,940	$10,787
Cost of goods sold	8,172	7,994
Gross profit	2,768	2,793
Gross profit %	25.3%	25.9%
Selling, general and administrative expenses	2,484	2,480
SG&A %	22.7%	23.0%
Restructuring charges	2	—
Operating income	282	313
Operating income %	2.6%	2.9%
Other income (expense):
Investment income and other	12	12
Interest expense	(31)	(23)
Earnings before income tax expense and equity in loss of affiliates	263	302
Income tax expense	99	121
Effective tax rate	37.6%	40.3%
Equity in loss of affiliates	(1)	—
Net earnings including noncontrolling interests	163	181
Net earnings attributable to noncontrolling interests	(27)	(26)
Net earnings attributable to Best Buy Co., Inc.	$136	$155

Earnings per share attributable to Best Buy Co., Inc.
Basic	0.35	0.37
Diluted[1]	0.35	0.36

Dividends declared per Best Buy Co., Inc. common share	0.15	0.14

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	387.7	420.3
Diluted	397.2	431.7

1 The calculation of diluted earnings per share assumes the conversion of the Company’s convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.4 for the three months ended May 28, 2011 and May 29, 2010, respectively.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 28, 2011	May 29,2010
ASSETS
Current assets
Cash and cash equivalents	$2,208	$1,239
Short-term investments	20	205
Receivables	1,742	1,579
Merchandise inventories	6,356	6,335
Other current assets	967	1,030
Total current assets	11,293	10,388
Net property & equipment	3,767	3,982
Goodwill	2,488	2,386
Tradenames	134	153
Customer relationships	194	247
Equity and other investments	318	323
Other assets	479	477
TOTAL ASSETS	$18,673	$17,956

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$5,714	$5,860
Accrued liabilities	2,542	2,512
Short-term debt	39	197
Current portion of long-term debt	441	34
Total current liabilities	8,736	8,603
Long-term liabilities	1,184	1,253
Long-term debt	1,700	1,093
Equity	7,053	7,007
TOTAL LIABILITIES & EQUITY	$18,673	$17,956

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 28, 2011	May 29,2010
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$163	$181
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	236	243
Other, net	102	26
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	650	388
Merchandise inventories	(430)	(873)
Accounts payable	844	620
Other assets and liabilities	(241)	(416)
Total cash provided by operating activities	1,324	169

INVESTING ACTIVITIES
Additions to property and equipment	(203)	(161)
Other, net	17	(93)
Total cash used in investing activities	(186)	(254)

FINANCING ACTIVITIES
Repurchase of common stock	(480)	(111)
Borrowings (repayments) of debt, net	461	(444)
Other, net	(18)	61
Total cash used in financing activities	(37)	(494)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	4	(8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,105	(587)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,103	1,826

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,208	$1,239

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

Domestic Performance Summary

	Three Months Ended
	May 28, 2011	May 29, 2010	Change YOY
Revenue	$7,859	$7,923	(1)%
Gross profit	$1,970	$2,040	(3)%
SG&A	$1,736	$1,742	(0)%
Operating income	$234	$298	(21)%
Key Metrics:
Comparable store sales % change[1]	(2.4)%	1.9%
Gross profit as % of revenue	25.1%	25.7%
SG&A as % of revenue	22.1%	22.0%
Operating income as % of revenue	3.0%	3.8%

International Performance Summary

	Three Months Ended
	May 28, 2011	May 29, 2010	Change YOY
Revenue	$3,081	$2,864	8%
Gross profit	$798	$753	6%
SG&A	$748	$738	1%
Operating income	$48	$15	220%
Key Metrics:
Comparable store sales % change[1]	0.4%	6.3%
Gross profit as % of revenue	25.9%	26.3%
SG&A as % of revenue	24.3%	25.8%
Operating income as % of revenue	1.5%	0.5%

1 Best Buy’s comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated, remodeled and expanded stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

Domestic Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010
Consumer Electronics	35%	37%	(6.8)%	0.0%
Computing & Mobile Phones[1]	40%	37%	4.7%	9.7%
Entertainment	12%	13%	(13.1)%	(12.8)%
Appliances	6%	6%	2.9%	14.4%
Services[2]	6%	6%	0.8%	(4.2)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(2.4)%	1.9%

International Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	May 28, 2011	May 29, 2010	May 28, 2011	May 29, 2010
Consumer Electronics	18%	19%	(8.6)%	2.7%
Computing & Mobile Phones[1]	59%	56%	4.5%	6.2%
Entertainment	4%	5%	(13.6)%	(6.2)%
Appliances	10%	9%	11.4%	28.0%
Services[2]	9%	11%	(5.2)%	2.8%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	0.4%	6.3%

1 The previous “Home Office” revenue category has been renamed to “Computing & Mobile Phones” to more clearly describe the key products contained within the category.  However, the composition of the products within this category has not changed from previous disclosures.

2 The services revenue category consists primarily of service contracts, extended warranties, computer-related services, product repair and delivery and installation for home theater, mobile audio and appliances.